Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of January, 2006, between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the “Company”), and ARTHUR R. BLOCK (“Employee”).

BACKGROUND

Employee desires to have Employee’s employment relationship with the Company be governed by the terms and conditions of this Agreement, which include material benefits favorable to Employee. In return for such favorable benefits, Employee is agreeing to the terms and conditions contained in this Agreement, which include material obligations on Employee.

AGREEMENT

Intending to be legally bound, the Company and Employee agree as follows:

1.	Position and Duties; Company Property.

(a) Employee shall continue to serve and the Company shall continue to employ Employee in the position set forth on Schedule 1. The position and duties of Employee from time to time hereunder will be those assigned by the Company commensurate with Employee’s education, skills and experience.

(b) Employee shall work full-time and devote Employee’s reasonable best efforts to the business of the Company in a manner which will further the interests of the Company. Without the prior written consent of the Company, Employee shall not, directly or indirectly, work for or on behalf of any person or business, other than the Company. Nothing herein shall restrict Employee from engaging in non-compensatory civic and charitable activities with the consent of the Company, which consent shall not be unreasonably withheld or delayed.

(c) Employee shall comply with all policies of the Company applicable to Employee, including the Employee Handbook and the Code of Ethics and Business Conduct.

(d) The Company shall own, and be entitled to receive all of the results and proceeds of, items produced or created by Employee (including, without limitation, inventions, patents, copyrights, trademarks, literary material and any other intellectual property) that: (i) relate to the Company’s businesses, if produced or created during the Term (whether during or after working hours); or (ii) relate to any business, if produced or created during working hours or using the Company’s information, materials or facilities. Employee will, at the request of the Company, execute such instruments as the Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, protect, enforce and defend its title in and right to any such items.

2. Term. The term of this Agreement (the “Term”) shall be from the date first-above written (the “Commencement Date”) through the first to occur of: (i) the date Employee’s employment is terminated in accordance with Paragraph 6; or (ii) December 31, 2009.

Notwithstanding the end of the Term, the Company’s obligation to make any payments expressly set forth herein as to be made after the Term, and the covenants of Employee contained in Paragraph 9, shall be enforceable after the end of the Term.

3. Compensation.

(a) Base Salary. Employee’s base salary from the Commencement Date through December 31, 2006 shall be at the annual rate set forth on Schedule 1 (“Base Salary”). Base Salary, less normal deductions, shall be paid to Employee in accordance with the Company’s payroll practices in effect from time to time. Base Salary shall be increased for each subsequent calendar year (or portion thereof) in the Term as set forth on Schedule 1.

(b) Stock Option/Restricted Stock Grants.

(i) As soon as practicable after the date hereof, Employee shall receive a grant of:

(A) A non-qualified stock option under a Company Stock Option Plan to purchase the number of shares of the Company’s Class A Common Stock set forth on Schedule 1. The exercise price of such options shall be the closing price of the Class A Common Stock on the date of grant. Such options shall have a term of ten (10) years and shall vest and become exercisable as set forth on Schedule 1.

(B) Restricted stock units under a Company Restricted Stock Plan for the number of shares of the Company’s Class A Common Stock set forth on Schedule 1. Such units shall vest as set forth on Schedule 1.

(ii) Commencing in 2006, Employee shall be entitled to participate in any annual (or other) broad-based grant programs under the Company’s Stock Option Plans and/or Restricted Stock Plans (or any successor long-term compensation plans) on the same basis as is applicable to other employees at Employee’s level, taking into account Employee’s position, duties and performance.

(c) Cash Bonuses.

(i) Employee shall be entitled to participate in the Company’s cash bonus plans as set forth on Schedule 1 through December 31, 2006. Employee’s participation in the plans will be pursuant to the terms and conditions of the plans. The performance standards applicable to such cash bonuses will be the same as those applicable to other employees at Employee’s level, taking into account Employee’s position and duties.

(ii) Employee shall be entitled to continued participation in the Company’s cash bonus plans (or any successor performance-based incentive compensation plans) with respect to each subsequent calendar year (or portion thereof) in the Term on the same basis as is applicable to other employees at Employee’s level, taking into account Employee’s position and duties, provided that in no event will the aggregate bonus potential thereunder be less than the sum of the two percentages in item 6, Schedule 1 of Base Salary assuming full achievement of performance targets.

(d) Withholding. All compensation under this Agreement is subject to applicable tax withholding requirements.

4. Other Benefits. Employee shall be entitled to continue to receive and participate in the Company’s other employee benefit plans and programs (including group insurance programs, vacation benefits and applicable directors and officers liability insurance and indemnification and advancement of expenses provisions relating to claims made by third parties against Employee in Employee’s role as an employee, officer or director of the Company), on the same terms (including cost) as are made available to other employees at Employee’s level, in accordance with the terms of such plans and programs. Nothing in this Agreement shall limit the Company’s right to modify or discontinue any plans or programs at any time, provided no such action may adversely affect any vested rights of Employee thereunder. The provisions of this Paragraph 4 shall not apply to compensation and benefit plans and programs specifically addressed in this Agreement, in which case the applicable terms of this Agreement shall apply.

5. Business Expenses. The Company shall pay or reimburse Employee for reasonable travel, lodging, meals, entertainment and other reasonable expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, upon receipt of vouchers therefor submitted to the Company on a timely basis and in accordance with the Company’s practices in effect from time to time.

6. Termination. Employee’s employment, and the Company’s obligations under this Agreement (excluding any obligations the Company may have under Paragraph 7, any other obligations expressly set forth herein as surviving termination of employment, and any obligations with respect to any vested rights of Employee under any benefit plans or programs), shall or may be terminated, in the circumstances set forth below.

(a) Death. Employee’s employment shall terminate automatically in the event of Employee’s death.

(b) Disability. The Company may terminate Employee’s employment in accordance with the provisions of applicable law, in the event Employee becomes substantially unable to perform Employee’s duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause (“Disability”) for a period of nine (9) consecutive months or for a cumulative period of fifty-two (52) weeks.

(c) Discharge With Cause by the Company or Termination by Employee Without Good Reason.

(i) The Company may terminate Employee’s employment as a result of any of the following acts of Employee (“Discharge With Cause”): fraud; misappropriation;

embezzlement; gross negligence in the performance of duties; self-dealing; dishonesty; misrepresentation; conviction of a felony; material violation of any Company policy; material violation of the Company’s Code of Ethics and Business Conduct; or material breach of any provision of this Agreement (which, as to the last three items, if capable of being cured, shall remain uncured following thirty (30) days after written notice thereof).

(ii) Employee may terminate Employee’s employment at any time without Good Reason (as defined in subparagraph (d)(ii) below) (“Without Good Reason”).

(d) Discharge Without Cause by the Company or Termination by Employee With Good Reason.

(i) The Company may terminate Employee’s employment at any time other than on account of a Discharge With Cause (“Discharge Without Cause”).

(ii) Employee may terminate this Agreement as a result of any of the following acts of the Company (“With Good Reason”), provided Employee has provided Company written notice thereof within sixty (60) days of the occurrence thereof: assignment to Employee of any position or duties inconsistent in any material respect with Employee’s education, skills and experience or any other action by the Company that results in a substantial diminution in Employee’s position or duties; or material breach of any provision of this Agreement (which, as to either such items, if capable of being cured, shall remain uncured following thirty (30) days after written notice thereof) (“Good Reason”).

7. Payments and Other Entitlements As a Result of Termination. Employee’s sole entitlements as a result of a termination under Paragraph 6 shall be as set forth below.

(a) Death or Disability. Upon termination due to death or Disability, Employee (or Employee’s estate, as applicable) will be entitled to payment of Employee’s then-current Base Salary for a period of three (3) months following the date of termination, amounts accrued or payable under any benefit plans and programs (payable at such times as is provided therein), any accrued but unused vacation time, amounts payable on account of any unreimbursed business expenses, and an amount on account of the current year’s cash bonus program grants (pro-rated through the date of termination, and assuming full achievement of performance targets).

(b) Discharge With Cause by the Company or Termination by Employee Without Good Reason. If Employee is Discharged With Cause or Employee terminates Without Good Reason, Employee will be entitled only to payment of amounts accrued or payable under any benefit plans and programs (payable at such times as is provided therein), any accrued but unused vacation time, and amounts payable on account of any unreimbursed business expenses.

(c) Discharge Without Cause by the Company or Termination by Employee With Good Reason. If Employee is Discharged Without Cause or Employee terminates With Good Reason:

(i) Employee shall continue to receive: (A) Employee’s then-current Base Salary; and (B) “health and welfare” benefit plans and programs (to the extent permitted under such plans and programs and at a cost to the Company not in excess of that for an “active” employee; and at the same cost to Employee as is paid by other employees at Employee’s level); in each case for the period of time set forth on Schedule 1 from the date of termination; in exchange for Employee’s entering into an agreement containing a release by Employee of the Company with respect to all matters relating to Employee’s employment (other than with respect to those items referred to in the following sentence and rights under this Agreement), and such other terms as Company customarily requires of terminated employees receiving salary continuation payments. Employee shall also receive amounts accrued or payable under any benefit plans and programs (payable at such times as provided therein), any accrued but unused vacation time, and amounts payable on account of any unreimbursed business expenses.

(ii) Employee shall have no obligation to obtain employment during the period in which Employee receives salary continuation payments under this subparagraph (c). However, the Company’s obligation to continue “health and welfare” benefit plans and programs shall cease upon Employee’s eligibility for similar benefits from a subsequent employer.

(iii) Employee shall be entitled to receive payment on account of cash bonus program grants payable through the date of termination and thereafter through the period of time set forth on Schedule 1 from the date of termination, as if there had been no termination (assuming full achievement of performance targets, and prorated for the period from the beginning of the calendar year following the year in which employment terminated through the end of such period of time).

(iv) Employee’s Restricted Stock Plan grants and stock options shall continue to vest during the period of time set forth on Schedule 1 form the date of termination, as if there had been no termination.

(d) “COBRA” Rights. Nothing herein shall constitute a waiver by Employee of “COBRA” rights under federal law in connection with termination of employment.

8. Termination of Employment by Employee Following the Term. If Employee terminates employment (other than With Good Reason) at any time following December 31, 2009 then either: (a) if the Company so elects by written notice to Employee given within ten (10) days of such termination: (i) the provisions of subparagraph 9(b) shall apply to Employee; and (ii) the Company shall pay to Employee, for the one-year period specified in such subparagraph, Employee’s cash and bonus compensation (in the case of bonus compensation, assuming full achievement of performance targets, and based on Employee’s then existing participation levels), as if there had been no termination; or (b) if the Company does not so elect, the provisions of subparagraph 9(b) shall not apply to Employee.

9. Non-Solicitation; Non-Competition; Confidentiality.

(a) While employed by the Company (whether during the Term or thereafter), and for a period of one year after termination of Employee’s employment for any reason (whether during the Term or thereafter), Employee shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent contractor, service provider or supplier of the Company to cease to do business or terminate the employment or other relationship with the Company.

(b) (i) WHILE EMPLOYED BY THE COMPANY (WHETHER DURING THE TERM OR THEREAFTER), AND FOR A PERIOD OF ONE YEAR AFTER TERMINATION OF EMPLOYEE’S EMPLOYMENT (DURING THE TERM OR THEREAFTER, BUT N THE CIRCUMSTANCES SET FORTH IN SUBPARAGRAPH 8(d)(a)(i), SUBJECT TO THE COMPANY’S PAYMENT OBLIGATIONS SET FORTH IN SUBPARAGRAPH 8(d)(a)(ii)), FOR ANY REASON OTHER THAN DISCHARGE WITHOUT CAUSE OR TERMINATION BY EMPLOYEE WITH GOOD REASON, OR THE CIRCUMSTANCES SET FORTH IN SUBPARAGRAPH 8(b), EMPLOYEE SHALL NOT, DIRECTLY OR INDIRECTLY, ENGAGE OR BE FINANCIALLY INTERESTED IN (AS AN AGENT, CONSULTANT, DIRECTOR, EMPLOYEE, INDEPENDENT CONTRACTOR, OFFICER, OWNER, PARTNER, PRINCIPAL OR OTHERWISE), ANY ACTIVITIES FOR A COMPETITIVE BUSINESS. A “COMPETITIVE BUSINESS” SHALL BE DEFINED AS A BUSINESS (WHETHER CONDUCTED BY AN ENTITY OR INDIVIDUAL, INCLUDING EMPLOYEE IN SELF-EMPLOYMENT) THAT IS ENGAGED IN COMPETITION, DIRECTLY OR INDIRECTLY THROUGH ANY ENTITY CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH BUSINESS, WITH ANY OF THE BUSINESS ACTIVITIES CARRIED ON BY THE COMPANY OR BEING PLANNED BY THE COMPANY WITH EMPLOYEE’S KNOWLEDGE AT THE TIME OF EMPLOYEE’S TERMINATION OF EMPLOYMENT.

(ii) TO APPROPRIATELY TAKE ACCOUNT OF THE HIGHLY COMPETITIVE ENVIRONMENT IN THE COMPANY’S BUSINESSES, THE PARTIES AGREE THAT ANY BUSINESS ENGAGED IN ANY OF THE ACTIVITIES SET FORTH ON SCHEDULE 2 SHALL BE DEEMED TO BE A “COMPETITIVE BUSINESS” UNDER SUBPARAGRAPH (i) ABOVE.

(iii) THIS RESTRICTION SHALL APPLY IN ANY GEOGRAPHIC AREA OF THE UNITED STATES IN WHICH THE COMPANY CARRIES OUT BUSINESS ACTIVITIES. EMPLOYEE AGREES THAT THE LACK OF A MORE SPECIFIC GEOGRAPHIC LIMITATION HEREIN IS REASONABLE IN LIGHT OF THE BROAD GEOGRAPHIC SCOPE OF THE ACTIVITIES CARRIED OUT BY THE COMPANY IN THE UNITED STATES.

(iv) Nothing herein shall prevent Employee from owning for investment up to five percent (5%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market. Further, if Employee is an attorney, Employee may engage in the practice of law in accordance with the canons of ethics of the state or states in which Employee is authorized or may be authorized to practice law.

(c) During the Term and at all times thereafter, Employee shall not, directly or indirectly, use for Employee’s personal benefit, or disclose to or use for the direct or indirect benefit of anyone other than the Company (except as may be required within the scope of Employee’s duties hereunder), any secret, confidential or non-public information, knowledge or data of the Company or any of its subsidiaries, affiliates, employees, officers, directors or agents, which Employee acquires in the course of Employee’s employment, and which is not otherwise lawfully known by the general public. This information includes, but is not limited to: sales, marketing and other business methods; policies, plans, procedures, strategies and techniques; research and development projects and results; software and firmware; trade secrets, know-how, processes and other intellectual property; information on or relating to past, present or prospective employees or suppliers; and information on or relating to past, present or prospective customers, including customer lists. Employee confirms that such information is the exclusive property of the Company, and agrees that, immediately upon Employee’s termination of employment for any reason (whether during or after the Term), Employee shall deliver to the Company all correspondence, documents, books, records, lists and other materials containing such information that are within Employee’s possession or control, regardless of the medium in which such materials are maintained; and Employee shall retain no copies thereof in any medium. As part of this restriction, Employee agrees neither to prepare, participate in or assist in the preparation of any article, book, speech or other writing or communication relating to the business, operations, personnel or prospects of the Company, its subsidiaries and affiliates, nor to encourage or assist others to do any of the foregoing, without the prior written consent of the Company (which may be withheld in the Company’s sole discretion). Nothing herein shall prevent Employee from complying with a valid subpoena or other legal requirement for disclosure of information; provided that Employee shall use good faith efforts to notify the Company promptly and in advance of disclosure if Employee believes Employee is under a legal requirement to disclose information otherwise protected from disclosure under this subparagraph.

(d) Employee acknowledges that the restrictions contained in this Paragraph 9, in light of the nature of the business in which the Company is engaged and Employee’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of these restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of Employee’s violation or threatened violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction: (i) preliminary and permanent injunctive relief against Employee; (ii) damages from Employee (including the Company’s reasonable legal fees and other costs and expenses); and (iii) an equitable accounting of all compensation, commissions, earnings, profits and other benefits to Employee arising from such violation; all of which rights shall be cumulative and in addition to any other rights and remedies to which the Company may be entitled as set forth herein or as a matter of law.

(e) Employee agrees that if any portion of the restrictions contained in this Paragraph 9, or the application thereof, is construed to be invalid or unenforceable, the remainder of such restrictions or the application thereof shall not be affected and the remaining restrictions will have full force and effect without regard to the invalid or unenforceable portions. If any restriction is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the restriction shall then be enforceable in its reduced form.

(f) If Employee violates any such restrictions, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee) shall not count toward or be included in any applicable restrictive period.

10. Representations.

(a) Employee represents that:

(i) Employee has had the opportunity to retain and consult with legal counsel and tax advisors of Employee’s choice regarding the terms of this Agreement.

(ii) Subject to equitable principles, this Agreement is enforceable against Employee in accordance with its terms.

(iii) This Agreement does not conflict with, violate or give rise to any rights of third parties under, any agreement, benefit plan or program, order, decree or judgment to which Employee is a party or by which Employee is bound.

(b) The Company represents that:

(i) Subject to equitable principles, this Agreement is enforceable against the Company in accordance with its terms.

(ii) This Agreement does not conflict with, violate or give rise to any rights to third parties under, any agreement, order, decree or judgment to which the Company is a party or by which it is bound.

11. Successors.

(a) If the Company merges with, or transfers all or substantially all of its assets to, or as part of a reorganization, restructuring or other transaction becomes a subsidiary of, another entity, such other entity shall be deemed to be the successor to the Company hereunder, and the term “Company” as used herein shall mean such other entity as is appropriate, and this Agreement shall continue in full force and effect.

(b) If the Company transfers part of its assets to another entity owned by the shareholders of the Company (or any substantial portion of them), or distributes stock or other interests in a subsidiary or affiliate of the Company to the shareholders of the Company (or any substantial portion of them), and Employee works for the portion of the Company or the entity so transferred, then such other entity shall be deemed the successor to the Company hereunder, the term “Company” as used herein shall mean such other entity, and this Agreement shall continue in full force and effect.

12. Jurisdiction; Governing Law. Litigation concerning this Agreement, if initiated by or on behalf of Employee, shall be brought only in a state court in Philadelphia County, Pennsylvania or federal court in the Eastern District of Pennsylvania, or, if initiated by the Company, in either such jurisdiction or in a jurisdiction in which Employee then resides or works. Employee consents to jurisdiction in any such jurisdiction, regardless of the location of Employee’s residence or place of business. Employee and the Company irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which Employee or the Company may now or hereafter have to the bringing of any action or proceeding in any such jurisdiction. Employee and the Company acknowledge and agree that any service of legal process by mail constitutes proper legal service of process under applicable law in any such action or proceeding. This Agreement shall be interpreted and enforced in accordance with the substantive law of the Commonwealth of Pennsylvania, without regard to any choice-of-law doctrines. In any litigation concerning this Agreement, the prevailing party shall be entitled to reimbursement from the other party for all costs of defending or maintaining such action, including reasonable attorneys’ fees.

13. Notices. All notices referred to in this Agreement shall be given in writing and shall be effective: (a) if given by fax, when transmitted to the number below (with an appropriate confirmation received); or (b) if given by registered or certified mail, when received at the address below (with an appropriate receipt received):

if to the Company:

c/o Comcast Corporation

1500 Market Street

Philadelphia, PA 19102

Attention: General Counsel

Fax: (215) 981-7794; and

if to Employee:

Employee’s address and fax number as indicated in the Company’s records.

14. Entire Agreement. This Agreement (including Schedules 1 and 2 hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof. In the event of any conflict between the terms of this Agreement and the terms of any plans or policies of the Company (including the Employee Handbook), the terms of this Agreement shall control.

15. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or enforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

16. Amendments and Waivers. No amendment or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

17. Binding Effect; No Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, except that (other to effect the provisions of Paragraph 11) it may not be assigned by either party without the other party’s consent.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first-above written.

COMCAST CORPORATION

By:	/s/ David L. Cohen
David L. Cohen

EMPLOYEE:

/s/ Arthur R. Block
Arthur R. Block

SCHEDULE 1 TO EMPLOYMENT AGREEMENT WITH ARTHUR R. BLOCK

1.	Position: Senior Vice President, Secretary and General Counsel Corporate Division

2.	Base Salary: $700,000

3.	Base Salary Increases: The greater of (i) 5% or (ii) the percentage increase during the previous year in the Consumer Price Index for all urban consumers published by the U.S. Department of Labor or (if such index is discontinued) the nearest equivalent index, up to a maximum of 10%.

4.	Stock Option Amount and Vesting Schedule: 45,500 shares; vesting: as to 22,750 shares, 40% on the second anniversary of the date of grant, and 20% on each of the third to fifth anniversaries of the date of grant; and as to 22,750 shares, 20% on the second anniversary of the date of grant, 10% on each of the third to the ninth anniversaries of the date of grant, and 10% on the nine year and six month anniversary of the date of grant.

5.	Restricted Stock Amount and Vesting Schedule: 17,500 units; vesting: 15% on the thirteen-month anniversary of the date of grant, 15% on each of the second to fourth anniversaries of the date of grant, and 40% on the fifth anniversary of the date of grant.

6.	Cash Bonuses. Bonus potential under Management Achievement Plan: 50% of Base Salary. Bonus potential under Supplemental Cash Bonus Plan: 50% of Base Salary.

7.	Base Salary Continuation Period following Discharge Without Cause or Termination With Good Reason: 24 months.

8.	Cash Bonus Programs, Restricted Stock Plan and Stock Option Plan Grants Continued Payment/Vesting Period following Discharge Without Cause or Termination With Good Reason: 12 months.

SCHEDULE 2

COMPETITIVE BUSINESS ACTIVITIES

A.	The distribution of video programming to residential or commercial subscribers, whether by analog or digital technology, to any type of end-user equipment (television, computer or other), and by any distribution method (including coaxial cable, fiber optic cable, digital subscriber line, power line, satellite and wireless) or protocol (IP or other). Employee agrees that the following companies (or their parents, subsidiaries or controlled affiliates), and their successors and assigns, are among those engaged in competitive video programming distribution as of the date hereof: Adelphia Communications Corporation; Bell South Corporation; Cablevision Systems Corp.; Charter Communications, Inc.; Cox Communications, Inc.; DirecTV, Inc.; Echostar Communications Corporation; Knology Holdings, Inc.; Qwest Communications International, Inc.; RCN Corporation; SBC Communications, Inc.; Time Warner Cable, Inc.; Verizon Communications, Inc.; and Wide Open West.

B.	The provision of voice and/or data service to residential or commercial subscribers, whether by analog or digital technology, by any distribution method (including coaxial cable, fiber optic cable, digital subscriber line, power line, satellite and wireless) or protocol (IP or other). Employee agrees that the following companies (or their parents, subsidiaries or controlled affiliates), and their successors and assigns, are among those engaged in competitive voice and/or data transport service as of the date hereof: Adelphia Communications Corporation; AT&T Corp.; Bell South Corporation; Cablevision Systems Corp.; Charter Communications, Inc.; Cox Communications, Inc.; DirecTV, Inc.; Echostar Communications Corporation; Knology Holdings, Inc.; Qwest Communications International, Inc.; RCN Corporation; SBC Communications, Inc.; Sprint Corporation; MCI, Inc.; Time Warner Inc.; Verizon Communications, Inc.; and Wide Open West.

C.	The provision of Internet access or portal service to residential or commercial subscribers, whether by analog or digital technology, to any type of end-user equipment (television, computer or other), and by any distribution method (including dial-up, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite and wireless) or protocol (IP or other). Employee agrees that the following companies (or their parents, subsidiaries or controlled affiliates), and their successors and assigns, are among those engaged in competitive high-speed Internet access and/or portal service as of the date hereof: Adelphia Communications Corporation, AT&T Corp.; Bell South Corporation; Cablevision Systems Corp.; Charter Communications Inc.; Cox Communications, Inc.; DirecTV, Inc.; Echostar Communications Corporation; Google, Inc.; Knology Holdings, Inc.; MCI, Inc.; Microsoft Corporation (including MSN); Qwest Communications International, Inc.; RCN Corporation; SBC Communications, Inc.; Sprint Corporation; Time Warner Inc. (including AOL); Verizon Communications, Inc.; and Yahoo, Inc.

D.	The provision of wireless communications services to residential or commercial subscribers, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant or other) and by any technology or protocol (IP or other). Employee agrees that the following companies (or their parents, subsidiaries or controlled affiliates), and their successor and assigns, are among those engaged in the provision of competitive wireless service as of the date hereof: Cingular Wireless LLC, Sprint Corporation; T-Mobile USA, Inc.; and Verizon Communications, Inc.

E.	The (i) creation, (ii) production or (iii) sale, license or other provision, of audio and/or video program content, whether for use by program content providers, broadcast, satellite or other program networks, distributors of program content, or providers of high-speed Internet portal or other Internet-based services or websites. Employee agrees that the following companies (or their parents, subsidiaries or controlled affiliates), and their successors and assigns, are among those engaged in the competitive creation, production or provision of audio and/or video program content as of the date hereof: A&E Television Networks; Cablevision Systems Corp. (including Rainbow); Discovery Communications, Inc.; Dreamworks; EW Scripps Co.; General Electric Co. (including NBC-Universal); IAC/Interactive Corp.; Liberty Media Corp.; Metro-Goldwyn-Mayer Inc.; News Corp. (including Fox); Sony Corporation of America; The Walt Disney Company, Inc. (including ABC); Time Warner Inc. (including AOL, Turner and Warner Bros.); and Viacom Inc. (including CBS and Paramount).